Exhibit 107

Calculation of Filing Fee Tables

424H

(Form Type)

AFS SenSub Corp.

(Exact Name of Registrant as Specified in its Charter)

AmeriCredit Automobile Receivables Trust 2022-2

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Offering Aggregate Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Asset- Backed Securities	Class A-1 Asset-Backed Notes, Series AMCAR 2022-2	457(s)	$223,000,000	100%	$223,000,000	0.0000927	$20,672.10
	Asset- Backed Securities	Class A-2-A and Class A-2-B Asset-Backed Notes, Series AMCAR 2022-2	457(s)	$496,610,000	100%	$496,610,000	0.0000927	$46,035.75
	Asset- Backed Securities	Class A-3 Asset-Backed Notes, Series AMCAR 2022-2	457(s)	$269,060,000	100%	$269,060,000	0.0000927	$24,941.86
	Asset- Backed Securities	Class B Asset-Backed Notes, Series AMCAR 2022-2	457(s)	$93,270,000	100%	$93,270,000	0.0000927	$8,646.13
	Asset- Backed Securities	Class C Asset-Backed Notes, Series AMCAR 2022-2	457(s)	$129,130,000	100%	$129,130,000	0.0000927	$11,970.35
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities

	Total Offering Amount						$1,211,070,000	$112,266.19
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fees Due							$112,266.19

(1) Estimated solely for the purposes of calculating the registration fee.

(2) Pursuant to Rule 456(c) and 457(s) of the General Rules and Regulations of the Securities Act of 1933, as amended, the registration fee related to the asset-backed notes offered hereby is paid herewith.